Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On March 10, 2015, Lattice Semiconductor Corporation ("Lattice") or ("Purchaser") completed its previously announced acquisition of Silicon Image, Inc. ("Silicon Image") by way of a subsidiary merger (the "merger") pursuant to the Agreement and Plan of Merger, as of January 26, 2015 (the "merger agreement"), by and among Lattice, Cayabyab Merger Company, a Delaware corporation and a wholly owned subsidiary of Lattice, and Silicon Image.

The unaudited pro forma condensed combined balance sheet as of January 3, 2015 is presented as if the merger had occurred on January 3, 2015 and combines Lattice's consolidated balance sheet as of January 3, 2015 with Silicon Image's consolidated balance sheet as of December 31, 2014. The unaudited pro forma condensed combined statement of operations for the year ended January 3, 2015 is presented as if the merger had occurred on December 29, 2013 and combines Lattice's consolidated statement of operations for the fiscal year ended January 3, 2015 with Silicon Image's consolidated statement of operations for the fiscal year ended December 31, 2014. The pro forma condensed combined financial statements of Lattice and Silicon Image have been adjusted to reflect certain reclassifications in order to conform to Lattice’s historical financial statement presentation.

The unaudited pro forma condensed combined financial statements give effect to the merger under the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 805, Business Combinations (“ASC 805”), with Lattice treated as the acquirer.

As of the date of the filing of this Form 8-K/A, Lattice has completed the detailed valuation work necessary to preliminarily arrive at the required estimates of the fair value of the Silicon Image assets acquired and the liabilities assumed and the related allocation of purchase price, and has identified all adjustments necessary to conform Silicon Image’s accounting policies to Lattice’s accounting policies. However, Lattice has not finalized the purchase price allocation for this merger. As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of presenting the unaudited pro forma condensed combined financial statements. Lattice estimated the fair value of Silicon Image’s assets and liabilities as of January 3, 2015 by incorporating the preliminary valuations and due diligence performed using Silicon Image's asset and liabilities as of March 10, 2015. Final valuations will be performed based on the actual net tangible and intangible assets of Silicon Image as of the date of the merger. The final purchase price allocation may be different than that reflected in the pro forma purchase price allocation presented herein, and these differences may be material.

Assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial statements. The historical Lattice and Silicon Image consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are: (1) directly attributable to the merger; (2) factually supportable; and (3) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the combined results of Lattice and Silicon Image following the merger. Additionally, the unaudited pro forma condensed combined financial information does not reflect the cost of any integration activities which may produce synergies as a result of the merger. Therefore, the unaudited pro forma condensed combined financial information should not be considered indicative of actual results that would have been achieved had the acquisition occurred on the dates indicated and should not be construed as representative of the future consolidated results of operations or financial condition of the combined entity.

The unaudited pro forma condensed combined financial statements should be read in conjunction with Lattice's historical consolidated financial statements and accompanying notes included in Lattice's Annual Report on Form 10-K for the fiscal year ended January 3, 2015 filed with the Securities and Exchange Commission on March 4, 2015 and historical consolidated financial statements and accompanying notes of Silicon Image, which are included in Exhibit 99.1 of this Form 8-K/A.

Lattice Semiconductor Corporation and Silicon Image, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
January 3, 2015
(in thousands)

	Historical
	Lattice	Silicon Image	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$115,611	$116,219	$(141,621)	A,B,C	$90,209
Short-term marketable securities	139,233	48,116	(103,500)	A	83,849
Accounts receivable, net of allowance for doubtful account	62,372	23,693	—		86,065
Inventories	64,925	17,146	7,902	D	89,973
Prepaid expenses and other current assets	16,281	6,912	—		23,193
Deferred income taxes	—	2,095	(1,891)	O	204
Total current assets	398,422	214,181	(239,110)		373,493

Property and equipment, net	27,796	15,295	8,251	E	51,342
Deferred income taxes	20,105	28,106	(44,710)	O,P	3,501
Goodwill	44,808	30,333	187,709	F	262,850
Intangible assets, net of amortization	9,537	15,729	176,350	G	201,616
Other long-term assets	9,862	1,644	—		11,506
Total assets	$510,530	$305,288	$88,490		$904,308

LIABILITIES, NONCONTROLLING INTEREST AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$32,171	$32,078	$24,471	H,I,J	$88,720
Accrued payroll obligations	13,629	6,856	—		20,485
Current portion of long-term debt	—	—	122	M	122
Deferred license revenue	—	2,254	(1,078)	K	1,176
Deferred income and allowances on sales to sell-through distributors	14,946	8,663	(8,663)	L	14,946
Total current liabilities	60,746	49,851	14,852		125,449

Long-term debt	—	—	338,095	M	338,095
Other long-term liabilities	8,809	13,905	(121)	I,K,O	22,593
Total liabilities	69,555	63,756	352,826		486,137

Redeemable noncontrolling interest	—	7,000	—		7,000
Stockholders' equity:
Preferred stock	—	—	—		—
Common stock	1,173	107	(107)	N	1,173
Additional paid-in capital	635,299	552,324	(547,186)	N,Q	640,437
Treasury stock	—	(170,375)	170,375	N	—
Accumulated other comprehensive loss	(1,884)	(328)	328	N	(1,884)
Accumulated deficit	(193,613)	(147,196)	112,254	N,H,P	(228,555)
Total stockholders' equity	440,975	234,532	(264,336)		411,171
Total liabilities, redeemable noncontrolling interest and stockholders' equity	$510,530	$305,288	$88,490		$904,308

Lattice Semiconductor Corporation and Silicon Image, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended January 3, 2015
(in thousands, except per share data)

	Historical
	Lattice	Silicon Image	Pro Forma Adjustments		Pro Forma Combined
Revenue:
Product	$366,127	$198,128	$—		$564,255
Licensing and services	—	59,924	—		59,924
Total revenue	366,127	258,052			624,179

Cost and expenses:
Costs of product revenue	159,940	100,462	(1,366)	A,B,C	259,036
Cost of licensing and services revenue	—	30	—		30
Research and development	88,079	72,012	(895)	A,B,C	159,196
Selling, general and administrative	73,527	63,666	(3,773)	B,C	133,420
Amortization of acquired intangible assets	2,948	2,016	30,723	A	35,687
Impairment of intangible asset	—	476	—		476
Restructuring charges	17	3,481	(193)	C	3,305
	324,511	242,143	24,496		591,150
Income (loss) from operations	41,616	15,909	(24,496)		33,029
Gain on sale of investment	—	4,071	—		4,071
Interest expense	—	—	(21,368)	D	(21,368)
Other income, net	1,325	1,245	—		2,570
Income before income taxes	42,941	21,225	(45,864)		18,302
Income tax benefit	(5,639)	(20,980)	(16,328)	E	(42,947)
Equity in net loss of an unconsolidated affiliate	—	150	—		150
Net income (loss)	48,580	42,055	(29,536)		61,099
Less: Net loss attributable to noncontrolling interest	—	(51)	—		(51)
Net income (loss) attributable to common stockholders	$48,580	$42,106	$(29,536)		$61,150

Net income per share:
Basic net income per share	$0.41	$0.54			$0.52	F
Diluted net income per share	$0.40	$0.53			$0.51	F

Shares used in per share calculations:
Basic	117,708	77,967			117,708
Diluted	120,245	79,571			120,707

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.	Basis of Presentation

On March 10, 2015, Lattice Semiconductor Corporation ("Lattice") completed its previously announced acquisition of Silicon Image, Inc. ("Silicon Image") pursuant to Agreement and Plan of Merger, as of January 26, 2015 (the "merger agreement"), by and among Lattice, Cayabyab Merger Company, a Delaware corporation and a wholly owned subsidiary of Lattice, and Silicon Image. Cayabyab Merger Company merged with and into Silicon Image, with Silicon Image surviving as a wholly owned subsidiary of Lattice. Lattice acquired all of the issued and outstanding shares of common stock of Silicon Image for $7.30 per share, net to the seller in cash, without interest thereon and less any applicable tax withholding. Additionally, under provisions of the merger agreement, Lattice assumed and issued replacement awards for and/or cashed-out vested in-the-money and unvested Silicon Image options and restricted stock awards. The acquisition of Silicon Image was funded through cash on-hand and cash obtained from a $350.0 million term loan that was entered into in conjunction with the transaction. The merger is reflected in the unaudited pro forma condensed combined financial statements under the acquisition method in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification 805, Business Combinations ("ASC 805"), with Lattice treated as the acquirer. Under the acquisition method, the total estimated purchase price allocation is calculated as described in Note 2. In accordance with ASC 805, the assets acquired and the liabilities assumed have been measured at fair value based on various preliminary estimates. Lattice is currently completing its evaluation of information and assumptions used in the recognition and determination of the purchase price allocation. This includes reviewing information, inputs, assumptions, and valuation methodologies used to estimate consideration, liabilities, taxes, intangible assets, deferred revenue, inventory, and fixed assets. The purchase price allocation is based on the preliminary valuation and best estimates, subject to revision as more detailed analysis is performed and completed.

The unaudited pro forma condensed combined financial statements were prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and pursuant to U.S. Securities and Exchange Commission Regulation S-X Article 11, and present the pro forma financial position and results of operations of the combined companies based upon the historical information after giving effect to the merger and adjustments described in these Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

The unaudited pro forma condensed combined balance sheet as of January 3, 2015 is presented as if the merger had occurred on January 3, 2015 and combines Lattice's consolidated balance sheet as of January 3, 2015 with Silicon Image's consolidated balance sheet as of December 31, 2014. The unaudited pro forma combined condensed statement of operations for the year ended January 3, 2015 is presented as if the merger had occurred on December 29, 2013 and combines Lattice's consolidated statement of operations for the fiscal year ended January 3, 2015 and Silicon Image's consolidated statement of operations for the fiscal year ended December 31, 2014. Lattice's fiscal 2014 was a 53-week year that ended January 3, 2015.

Lattice and Silicon Image have historically recorded a partial valuation allowance on the majority of their deferred tax assets since it was not more-likely-than not that such assets would be realized. Following the merger, Lattice will need to assess whether a valuation allowance should be recorded on the deferred tax assets of the combined company, including those deferred tax assets that did not have an allowance before the merger. In accordance with the requirements of ASC 805, any change in the valuation allowance of Lattice would be reflected in the income tax provision in the reporting period that includes the merger.

Pursuant to the terms of severance agreements of certain named executive officers, Silicon Image provided cash severance and acceleration of unvested stock awards upon the completion of the merger and termination of the named executive officers. The impact of these compensation charges has not been reflected in the unaudited pro forma condensed combined financial statements as they are non-recurring in nature. However, compensation charges of $7.9 million have been recorded as acquisition related charges during the period subsequent to the merger.

Certain reclassification adjustments have been made relative to the Lattice and Silicon Image historical financial statements to conform to the financial statement presentation of Lattice and the combined company. Such reclassification adjustments are described in further detail in Note 4.

2. Total Purchase Price Consideration

Lattice paid $7.30 for each outstanding share of Silicon Image's common stock.

The merger agreement further provided that each Silicon Image stock option and restricted stock award that was outstanding and unexercised at the closing of the merger be assumed and converted into a respective option or award to purchase Lattice common stock based on 1.09816 conversion ratio. Based on the Silicon Image stock options outstanding at March 10, 2015 and the 1.09816 conversion ratio, the unaudited pro forma condensed combined financial statements present the conversion of Silicon Image options to purchase approximately 1.9 million shares of Silicon Image common stock into options to purchase approximately 2.1 million shares of Lattice common stock. The unaudited pro forma condensed consolidated financial statements also reflect the conversion of approximately 2.0 million shares of outstanding Silicon Image restricted stock awards (including performance-based awards) into approximately 2.0 million shares of Lattice restricted stock awards (including performance-based awards), using the 1.09816 conversion ratio. Accordingly, the total purchase price consideration includes the fair value of the vested replacement options of approximately $2.6 million and vested replacement restricted stock awards of $2.6 million.

In accordance with applicable accounting guidance, the fair value of replacement awards attributable to pre-merger service is recorded as part of the consideration transferred in the merger, while the fair value of replacement awards attributable to post-merger service is recorded separate from the merger and recognized as compensation cost over the remaining post-merger service period. The portion of equity awards attributable to pre-merger and post-merger service is estimated based on the ratio of the service period rendered as of March 10, 2015 to the total service period. The fair value of awards attributed to pre-merger service was recognized as a component of the purchase price. The impact of post-merger compensation costs has been recorded as an adjustment to the unaudited pro forma condensed combined statement of operations.

The preliminary fair value of the purchase price consideration consisted of the following:

(In thousands)	Estimated Fair Value
Cash paid to Silicon Image stockholders	$575,955
Cash paid for vested options and restricted stock awards	7,383
Fair value of partially vested assumed equity awards	5,139
Total purchase consideration	$588,477

For purposes of these unaudited pro forma condensed combined financial statements, the total purchase price consideration has been allocated among Silicon Image's tangible and intangible assets and liabilities based on their estimated fair value as of January 3, 2015. The final allocation of the purchase price will be based on the fair value of such assets and liabilities as of March 10, 2015, the date of closing of the merger. Such final determination of the purchase price allocation may be significantly different from the preliminary estimates used in these unaudited pro forma condensed combined financial statements.

3. Preliminary Estimated Purchase Price Allocation

Based upon the preliminary valuation, the total purchase price consideration of $588.5 million was allocated to Silicon Image’s assets and liabilities as follows:

(In thousands)	Estimated Fair Value
Assets acquired:
Cash, cash equivalents and short-term investments	$164,335
Accounts receivable	23,693
Inventory	25,048
Other current assets	7,198
Property, plant and equipment	23,546
Other non-current assets	1,644
Intangible assets	192,079
Goodwill	218,043
Total assets acquired	655,586
Liabilities assumed
Accounts payable and other accrued liabilities	45,149
Other current liabilities	1,176
Long-term liabilities	13,784
Redeemable noncontrolling interest	7,000
Total liabilities assumed	67,109
Fair value of net assets acquired	$588,477

The actual amounts recorded when the final valuation is complete may differ materially from the pro forma amounts presented above. Lattice is currently completing its evaluation of information and assumptions used in the recognition and determination of the purchase price allocation. This includes reviewing information, inputs, assumptions, and valuation methodologies used to estimate consideration, liabilities, taxes, intangible assets, deferred revenue, inventory, and fixed assets. The purchase price allocation is based on the preliminary valuation and best estimates, subject to revision as more detailed analysis is performed and completed.

4. Preliminary Pro Forma Financial Statement Adjustments

Unaudited Pro Forma Condensed Combined Balance Sheet

Conforming Reclassification Adjustments Between Lattice and Silicon Image:

The following reclassification adjustment has been made to the presentation of the Silicon Image historical balance sheet to conform to the combined presentation:

•	$6.9 million reclassified from accrued and other current liabilities to accrued payroll as of January 3, 2015.

Pro Forma Adjustments Relating to the Merger:

(A) Cash and Cash Equivalents — To record reclassification from short-term marketable securities to cash and cash equivalents as Lattice sold approximately $103.5 million of bonds to fund the acquisition.

(B) Cash and Cash Equivalents — To record cash portion of the purchase consideration of $583.3 million paid by Lattice.

(C) Cash and Cash Equivalents — To record $338.2 million of proceeds from the $350.0 million term loan used to fund the acquisition, net of $3.5 million original issuance discount and $8.3 million of debt issuance costs.

(D) Inventories — To record the difference in book value and preliminary estimated fair value of inventory acquired in the merger. No corresponding adjustments have been recorded in the unaudited pro forma condensed combined statement of operations as the step-up in inventory value is not expected to be recurring.

(E) Property and Equipment, Net —To record the difference between the historical book value and preliminary estimated fair values of Silicon Image real property acquired in the transaction.

(F) Goodwill — To eliminate Silicon Image historical goodwill of $30.3 million and record the preliminary estimate of goodwill for the acquisition of Silicon Image of $218.0 million.

(G) Intangible Assets, Net of Amortization — To record the difference between the historical amounts of Silicon Image net intangible assets and preliminary fair values of Silicon Image intangible assets acquired. These estimated fair values and useful lives are considered preliminary and are subject to change as more detailed analysis is performed and completed. Changes in fair value or useful lives of the acquired intangible assets may be material. Determination of the estimated remaining useful lives of the individual categories of intangible assets was based on the nature of the applicable intangible asset and the expected future cash flows to be derived from the intangible asset. The acquired finite-lived intangible assets are being amortized over the estimated useful life using the straight-line method. The table below reflects the preliminary estimates of the fair value of intangible assets acquired by Lattice as follows:

(In thousands)	Weighted Average Amortization Period (in years)	Historical	Preliminary Fair Value	Pro Forma Adjustments
Developed technology	4.7	$4,473	$125,000	$120,527
Customer relationships	5.5	7,035	29,458	22,423
Licensed technology	2.5	3,288	1,852	(1,436)
Patents	5.0	800	769	(31)
Total identified finite-lived intangible assets		15,596	157,079	141,483
Trade Name		133	—	(133)
In-process research and development	indefinite	—	35,000	35,000
Total identified intangible assets		$15,729	$192,079	$176,350

(H) Transaction Costs — To record an estimated accrual and the retained earnings impact of $18.3 million for transaction costs that have not been recognized in the historical financial statements.

(I) Deferred Rent — To eliminate short-term and long-term deferred rent of approximately $0.1 million and $1.1 million, respectively.

(J) Distributor Claim Reserve — To record an estimated distributor claim reserve of $6.3 million as the Company anticipates claims from distributors for various concessions related to pre-merger product shipments once products are sold-through to the end-customers.

(K) Deferred License Revenue —To write-down other components of current and non-current deferred revenue to fair values of $1.1 million and $0.3 million, respectively.

(L) Deferred Income and Allowances on Sales to Sell-Through Distributors — To write-off $8.7 million of deferred profit for which no future service obligation remains. No corresponding adjustments have been recorded in the unaudited pro forma condensed combined statement of operations as the impact is not expected to be recurring.

(M) Long-Term Debt — To record the current and non-current portion of the $350.0 million term loan entered into to fund the acquisition, net of $3.5 original issuance discount and $8.3 million of debt issuance costs.

(N) Stockholders' Equity — To record the elimination of Silicon Image historical stockholders' equity.

(O) Deferred Tax Assets and Liabilities —To remove Silicon Image's historical current and non-current deferred income taxes and to reflect adjustment related solely to the estimated changes in fair value for foreign jurisdiction as the Company would have recorded a full valuation allowance against all deferred tax assets attributable to U.S. jurisdictions.

(P) Deferred Tax Assets and Liabilities — To record a valuation allowance on the deferred tax assets of the combined company as a result of the acquisition. Lattice and Silicon Image have historically recorded a partial valuation allowance on the majority of their deferred tax assets. We concluded that it was not more-likely-than-not that we would be able to realize the benefit of our remaining U.S. deferred tax assets, resulting in an increase to the valuation allowance. We based this conclusion on changes to our expected operations in the United States as a result of the acquisition of Silicon Image.
(Q) Additional Paid-in Capital —To record the estimated fair value of vested Silicon Image stock options and restricted stock awards that were assumed and converted into Lattice common stock of $5.1 million.

Unaudited Pro Forma Condensed Combined Statement of Operations

Pro Forma Adjustments Relating to the Merger of Lattice and Silicon Image:

(A) Intangible Amortization—To eliminate the historical amortization related to Silicon Image’s existing intangible assets and reflect amortization of intangibles based on the preliminary estimated fair values and useful lives of intangibles expected to be recorded as a result of the merger.

Fiscal year ended
(In thousands)	January 3, 2015
Eliminate Silicon Image historical amortization
Cost of product revenue	$(900)
Research and development	(1,260)
Amortization of acquired intangible assets	(2,016)
$(4,176)

New amortization associated with fair value of intangibles
Cost of product revenue	$—
Research and development	891
Amortization of acquired intangible assets	32,739
$33,630

Pro forma amortization adjustment
Cost of product revenue	$(900)
Research and development	(369)
Amortization of acquired intangible assets	30,723
$29,454

(B) Depreciation—To eliminate the depreciation related to Silicon Image’s property and equipment based on historical acquisition cost and reflect depreciation based on the preliminary estimated fair values and useful lives of property and equipment to be acquired.

Fiscal year ended
(In thousands)	January 3, 2015
Eliminate Silicon Image historical depreciation
Cost of product revenue	$(1,523)
Research and development	(3,077)
Selling, general and administrative	(1,877)
$(6,477)

New depreciation associated with fair value of property and equipment
Cost of product revenue	$1,457
Research and development	2,857
Selling, general and administrative	1,711
$6,025

Pro forma depreciation adjustment
Cost of product revenue	$(66)
Research and development	(220)
Selling, general and administrative	(166)
$(452)

(C) Stock-Based Compensation Expense—To eliminate the historical stock-based compensation expense related to Silicon Image’s existing equity awards and reflect stock-based compensation expense based on the preliminary estimated fair values and vesting period of equity awards assumed by Lattice expected to be recorded as a result of the merger.

Fiscal year ended
(In thousands)	January 3, 2015
Eliminate Silicon Image historical stock-based compensation expense
Cost of product revenue	$(634)
Research and development	(3,357)
Selling, general and administrative	(5,822)
Restructuring	(193)
$(10,006)

New stock-based compensation expense associated with equity awards assumed
Cost of product revenue	$234
Research and development	3,051
Selling, general and administrative	2,215
$5,500

Pro forma stock-based compensation expense adjustment
Cost of product revenue	$(400)
Research and development	(306)
Selling, general and administrative	(3,607)
Restructuring	(193)
$(4,506)

(D) To record interest expense related to $350.0 million term loan used to fund a portion of the purchase consideration based on variable rates, including amortization of debt issuance costs and original issue discount.

(E) To reflect an adjustment to the provision for income taxes using the combined company's pro forma statutory rate of 35.6% for the year ended January 3, 2015.

(F) The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the combined basic and diluted shares. The historical basic and diluted shares of Silicon Image are assumed to be replaced by the shares expected to be issued by Lattice to effect the merger as follows:

Fiscal Year Ended January 3, 2015
Basic
(in thousands)
Basic pro forma shares outstanding	117,708

Diluted
(in thousands)
Lattice historical diluted shares outstanding	120,245
Diluted outstanding stock option assumed by Lattice	56
Diluted unvested restricted stock awards assumed by Lattice	406
Diluted pro forma shares outstanding	120,707

Fiscal Year Ended January 3, 2015
(in thousands, except per share data)
Pro forma net income attributable to common stockholders	$61,150
Pro forma EPS - basic	$0.52
Pro forma EPS - diluted	$0.51